As filed with the Securities and Exchange Commission on July 6, 2022

Registration No. 333-227210

Registration No. 333-188951

Registration No. 333-139543

Registration No. 333-139539

Registration No. 333-120867

Registration No. 333-120866

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-227210)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-188951)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-139543)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-139539)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-120867)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-120866)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEENAH, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1308307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road, Suite 600

Alpharetta, Georgia 30005

(Address of Principal Executive Offices, including Zip Code)

Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan

(f/k/a Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan)

Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan

Neenah Paper Directors’ Deferred Compensation Plan

Neenah Paper Deferred Compensation Plan

Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Plan

Neenah Paper 401(k) Retirement Plan

Neenah Paper Retirement Contribution Plan

(Full titles of plans)

Ricardo Nuñez

Chief Legal Officer, Secretary and Chief Compliance Officer

Neenah, Inc.

100 North Point Center East, Suite 600

Alpharetta, GA 30022-8246

(Name and address of agent for service)

1-800-514-0186

(Telephone number, including area code, of agent for service)

Copies to:

Eliot Robinson

Terrence Childers

Bryan Cave Leighton Paisner LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree St., N.W.

Atlanta, Georgia 30309

(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Neenah, Inc. (the “Registrant”), is filing this Post-Effective Amendment No. 1 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof thereunder:

•

Registration Statement on Form S-8, File No. 333-227210, filed with the Commission on September 6, 2018, registering an aggregate of 800,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant under the Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (f/k/a Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan);

•

Registration Statement on Form S-8, File No. 333-188951, filed with the Commission on May 30, 2013, registering an aggregate of 1,577,000 shares of Common Stock of the Registrant under the Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan;

•

Registration Statement on Form S-8, File No. 333-139543, filed with the Commission on December 21, 2006, registering an aggregate of $3,225,500 Deferred Compensation Obligations of the Registrant under the Neenah Paper Directors’ Deferred Compensation Plan;

•

Registration Statement on Form S-8, File No. 333-139539, filed with the Commission on December 21, 2006, registering an aggregate of $5,000,000 of Deferred Compensation Obligations of the Registrant under the Neenah Paper Deferred Compensation Plan;

•

Registration Statement on Form S-8, File No. 333-120867, filed with the Commission on November 30, 2004, registering 3,500,000 shares of Common Stock of the Registrant under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Plan; and

•

Registration Statement on Form S-8, File No. 333-120866, filed with the Commission on November 30, 2004, registering 6,000,000 shares of Common Stock of the Registrant under the Neenah Paper 401(k) Retirement Plan and the Neenah Paper Retirement Contribution Plan, and $5,000,000 of Deferred Compensation Obligations of the Registrant under the Neenah Paper Deferred Compensation Plan.

On July 6, 2022, pursuant to the Agreement and Plan of Merger, dated March 28, 2022, by and among the Registrant, Mativ Holdings, Inc. (f/k/a Schweitzer-Mauduit, Inc.) (“Mativ”) and Samurai Warrior Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Mativ, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity and a wholly-owned subsidiary of Mativ (the “Merger”).

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have been terminated by the Registrant. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 removes from registration any and all shares of Common Stock, Deferred Compensation Obligations and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on July 6, 2022.

NEENAH, INC.

By: /s/ Ricardo Nuñez
Ricardo Nuñez
Chief Legal Officer, Secretary and Chief Compliance Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.